Exhibit 99.1

Contact:

Susan Hickey

NetRatings, Inc.

212-703-5909

shickey@netratings.com

NETRATINGS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005

FINANCIAL RESULTS

Delivers EBITDA Profitability in the Fourth Quarter

New York, March 9, 2006 – NetRatings, Inc. (NASDAQ: NTRT), a global leader in Internet media and market research, today announced financial results for the fourth quarter and year-ended Dec. 31, 2005.

Revenues for the fourth quarter of 2005 were $17.7 million, an 11 percent increase compared to revenues of $15.9 million for the fourth quarter of 2004. Revenues for the year-ended Dec. 31, 2005 were $68 million, up 15 percent compared to revenues of $59.3 million in 2004.

During the fourth quarter of 2005, NetRatings reported a net loss of ($713,000), or ($0.02) per share, on approximately 36 million shares, compared with a net loss of ($2.3) million, or ($0.07) per share, on approximately 35.3 million shares, in the fourth quarter of 2004. For 2005, the company reported a net loss of ($8.4) million, or ($0.23) per share, on approximately 36 million shares, compared with a net loss of ($17.4) million, or ($0.50) per share, on approximately 34.6 million shares in 2004.

For the fourth quarter of 2005, on an EBITDA basis (a non-GAAP measure that reflects net income/loss excluding interest income/expense, taxes, depreciation, and amortization of intangibles and stock-based compensation), NetRatings reported its first quarter of profitability, earning $779,000, or $0.02 per share, compared to an EBITDA loss in the fourth quarter of 2004 of ($948,000), or ($0.03) per share. During 2005, NetRatings decreased its pro forma EBITDA loss, which excludes a one-time restructuring charge recorded during the third quarter of 2005, to ($1.2 million), or ($0.03) per share, versus a loss of ($8.5) million or ($0.25) per share in 2004. A complete reconciliation of GAAP results to EBITDA and pro forma EBITDA results may be found in the accompanying financial tables and footnote.

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“We are pleased to have delivered on our fourth quarter objectives, and to report, for the first time, EBITDA profitability,” said William Pulver, president and CEO, NetRatings. “Since our inception, we have balanced strategic and prudent investments with our goal of profitability, to position NetRatings for a strong future. Today – as we look toward a full year of EBITDA profitability in 2006 – our assets include a comprehensive Internet media and market research product portfolio based on patented technologies, a client base of more than 1,600 companies, and a globally recognized brand that stands for quality and innovation. As Internet advertising grows and the digital media landscape continues to evolve, we look forward to providing relevant Nielsen//NetRatings products and services to meet the needs of the industry.”

Patent Enforcement Update

In early 2005, NetRatings commenced a patent enforcement program to protect the company’s investments in its patented technologies related to the collection, analysis and reporting of computer usage and activity. Under the program, NetRatings filed patent infringement lawsuits against six companies, and, to date, has signed licensing agreements with three of these companies: Visual Sciences LLC, SageMetrics, Corp., and Omniture, Inc. Pulver commented, “We are delighted with the early success of this program, confident in the strength of our patents, and optimistic about our opportunity to add additional licensees to the program.”

Stock Repurchase Program Update

In November 2005, NetRatings’ board of directors authorized the repurchase of up to $25 million of the company’s common stock. Under the plan, NetRatings spent $13.5 million to repurchase one million shares in the fourth quarter of 2005, and an additional $11.5 million to purchase 900,000 shares in 2006. The company ended the year with $180 million in cash and marketable securities, compared to $194 million at the end of the third quarter of 2005.

Guidance

For the first quarter ending March 31, 2006, NetRatings is projecting the following:

–	Revenue is expected to be between $17.6 million and $18 million
–	Net loss per share on a GAAP basis is expected to be between ($0.03) and ($0.05)
–	EBITDA per share is expected to be between $0.00 and $0.02

For the full year 2006, NetRatings is projecting the following:

–	Revenue is expected to be between $75 million and $78 million
–	Net loss per share on a GAAP basis is expected to be between ($0.07) and ($0.13)
–	EBITDA per share is expected to be between $0.09 and $0.15

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Fourth Quarter/Year-End 2005 Conference Call

Today at 4:30 p.m. ET, NetRatings management will host a conference call and Webcast to discuss its fourth quarter and FY 2005 results and 2006 business outlook. The company welcomes all members of the financial and media communities to visit the “Investor Relations” area of www.netratings.com to listen to the conference call via live Webcast.

About NetRatings

NetRatings, Inc. (Nasdaq: NTRT) delivers leading Internet media and market research solutions, marketed globally under the Nielsen//NetRatings brand. With high quality, technology-driven products and services, Nielsen//NetRatings is the global standard for Internet audience measurement and premier source for online advertising intelligence, enabling clients to make informed business decisions regarding their Internet and digital strategies. The Nielsen//NetRatings portfolio includes panel-based and site-centric Internet audience measurement services, online advertising intelligence, user lifestyle and demographic data, e-commerce and transaction metrics, and custom data, research and analysis. For more information, please visit www.nielsen-netratings.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expressed in any such forward-looking statements. Information about potential factors that may affect NetRatings’ business and financial results is included in its annual report on Form 10-K for the fiscal year ended Dec. 31, 2004 and its quarterly reports on Form 10-Q, including, without limitation, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors That May Affect Our Performance.” Each of these documents is on file with the SEC and is available free of charge. Readers of this press release are referred to such filings. The forward-looking statements herein speak only as of the date of this press release. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

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NetRatings, Inc.

Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	unaudited	unaudited
Revenue	$17,683	$15,932	$68,017	$59,294

Cost of revenue	5,547	5,467	22,651	23,057
Gross profit	12,136	10,465	45,366	36,237

Operating expenses:
Research and development	2,732	2,624	11,580	12,029
Sales and marketing	6,391	5,687	25,718	22,801
General and administrative	3,027	3,676	12,130	12,588
Restructuring expenses	-	-	1,700	(525)
Litigation settlement recovery	-	-	-	(1,800)
Amortization of intangibles	594	781	2,761	3,742
Amortization of stock-based compensation	1,046	759	3,377	7,587
Total operating expenses	13,790	13,527	57,266	56,422

Loss from operations:	(1,654)	(3,062)	(11,900)	(20,185)

Equity in earnings of joint ventures	-	48	56	129
Interest income, net	1,453	776	4,519	2,879
Minority interest in gains of
consolidated subsidiaries	(192)	(73)	(750)	(242)
Net loss before provision for income taxes	(393)	(2,311)	(8,075)	(17,419)
Provision for income taxes	(320)	-	(320)	-
Net loss	$(713)	$(2,311)	$(8,395)	$ (17,419)

Basic and diluted net loss
per common share	$(0.02)	$(0.07)	$(0.23)	$(0.50)

Shares used to compute basic and diluted
net loss and pro forma EBITDA net income/(loss)
per common share	35,989	35,307	35,985	34,637

Pro Forma EBITDA (1) unaudited
Net loss	$(713)	$(2,311)	$(8,395)	$(17,419)
Less:
Interest income, net	(1,453)	(776)	(4,519)	(2,879)
Provision for income taxes	320	-	320	-
Restructuring expenses	-	-	1,700	(525)
Litigation settlement recovery	-	-	-	(1,800)
Depreciation	985	599	3,565	2,763
Amortization of intangibles	594	781	2,761	3,742
Amortization of stock-based compensation	1,046	759	3,377	7,587
Pro Forma EBITDA	$779	$(948)	$(1,191)	$(8,531)

Pro Forma EBITDA income/(loss) per common share	$0.02	$(0.03)	$(0.03)	$(0.25)

(1) Pro Forma EBITDA reflects net income/loss excluding interest income/expense, taxes, depreciation, restructuring expenses, litigation settlement recovery, amortization of intangibles and stock-based compensation. Management uses this measure internally to evaluate the company’s performance. NetRatings provides results, guidance and associated reconciliation of this non-GAAP measure to the investment community, as we believe it provides consistent and comparable measures to help investors understand our current and future operating cash flow performance. Interest income/expense is excluded as it is not related to our operating performance. Depreciation expenses and amortization of stock-based compensation are excluded as they are non-cash charges. NetRatings excludes restructuring expenses and litigation settlement recoveries as they are one-time items not directly related to operations. NetRatings excludes amortization of intangibles as it is a non-cash charge not directly related to operations. Pro Forma EBITDA data is provided as a complement to results provided in accordance with GAAP, and should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Reconciliation of net loss per share to EBITDA per share

for first quarter and full year 2006 guidance.

	Three months ending		Year ending
	Mar. 31, 2006		Dec. 31, 2006

Net loss	$(0.05)	$(0.03)	$(0.13)	$(0.07)
Adjustments
Interest income, net	(0.03)	(0.03)	(0.13)	(0.13)
Provision for income taxes	0.01	0.01	0.03	0.03
Depreciation	0.02	0.02	0.12	0.12
Amortization of intangibles	0.02	0.02	0.07	0.07
Amortization of stock-based compensation	0.03	0.03	0.13	0.13

EBITDA income per share guidance range	$0.00	$0.02	$0.09	$0.15

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NetRatings, Inc.

Balance Sheets

(in thousands)
	December 31, 2005	December 31, 2004

ASSETS	unaudited

Current assets

Cash, cash equivalents & marketable securities	$151,671	$146,195
Accounts receivable	16,537	13,679
Other current assets	3,867	4,276
Totalcurrentassets	172,075	164,150

Long-term marketable securities	28,581	51,407
Property and equipment	7,827	5,977
Intangibles	13,278	16,039
Goodwill	76,856	74,897
Other assets	1,637	1,987
Totalassets	$300,254	$314,457

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable & accrued expenses	$21,436	$20,612
Deferred revenue	12,666	11,435
Restructuring liabilities	1,038	625
Totalcurrentliabilities	35,140	32,672

Restructuring liabilities, less current portion	418	799
Totalliabilities	35,558	33,471

Minority interest	1,298	548

Stockholders’ equity	263,398	280,438
Totalliabilitiesandstockholders’equity	$300,254	$314,457

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